Exhibit 10.11

JUMEI YOUPIN (BEIJING) SCIENCE AND TECHNOLOGY SERVICES CO., LTD.

and

REEMAKE MEDIA CO., LTD.

EXCLUSIVE CONSULTING AND SERVICES AGREEMENT

April 8, 2011

EXCLUSIVE CONSULTING AND SERVICES AGREEMENT

This Exclusive Consulting and Services Agreement (the “Agreement”) is entered into in Beijing of the People’s Republic of China (the “PRC”) on April 8, 2011 by and between the following Parties:

(1)	Jumei Youpin (Beijing) Science and Technology Services Co., Ltd., a wholly foreign-owned enterprise registered under the laws of the PRC with registered address at Room 803, 7th Floor, Building No. 3, 15 Haidian Central Street, Haidian District, Beijing and Leo Ou Chen as its legal representative (the “Party A”); and

(2)	Reemake Media Co., Ltd., a limited liability company registered under the laws of the PRC with registered address at Room 1203, Building No. 2, 108 Zhichun Road, Haidian District, Beijing and Leo Ou Chen as its legal representative (the “Party B”)

(each a “Party”, collectively the “Parties”)

WHEREAS

1.	The main business of Party A is to conduct technology development, technology transfer, and to provide technical consulting, internet information services and computer science training;

2.	The main business of Party B is to operate the cosmetic group buying website “Jumei.com” and to sell cosmetics; and

3.	Party B wishes to engage Party A to provide, and Party A agrees to provide, Party B with relevant software licensing, technical support, technical consulting and other business consulting services in connection with Party B’s Business (as defined below) to develop the business of Party B.

THEREFORE, the Parties hereby reach the following agreement upon mutual friendly consultations:

Article 1 Definition

1.1	Except as otherwise defined in the terms or context hereof, the following terms in this Agreement shall have the following meanings:

“Party B’s Business”	means any and all businesses engaged in and developed by Party B currently and at any time during the valid term hereof.

“Services”	means the services to be provided by Party A to Party B, which are related to Party B’s Business, including but not limited to:

	(1)	licensing relevant software necessary for Party B’s Business;

	(2)	provision of general solutions necessary for Party B’s business regarding information technology;

	(3)	daily management, maintenance and upgrading of the network sever and databases;

	(4)	development, maintenance and upgrading of the related application software;

	(5)	provision of training for professional technical personnel of Party B;

	(6)	assisting Party B in collection and investigation of relevant technical information;

	(7)	introduction and recommendation of relevant customers to Party B and assisting Party B in its establishment and development of business and cooperative relationships with such customers;

	(8)	provision of management consultation services to Party B as to the establishment and improvement of corporate structure, management system and organization, assisting Party B in the perfection of its internal management systems; and

	(9)	to the extent as permitted by the PRC Law, provision of other related technical and consulting services as requested by Party A from time to time.

“Service Team”	means the team of personnel established by Party A for the purpose of provision of Services to Party B pursuant to this Agreement, including the employees of Party A, independent professional advisors and other contractors.

“Service Fees”	means all fees to be paid by Party B to Party A pursuant to Article 3 of this Agreement in respect of the Services provided by Party A.

“Operating Revenue”	means in any single fiscal year during the term of this Agreement, the total revenue generated by Party B in its daily operation of business of that year as recorded under the “Revenue of Main Business” in the audited financial statements prepared in accordance with the PRC accounting standards.

“Annual Business Plan”	means the development plan and budget report for Party B’s Business in the next calendar year which is prepared by Party B with the assistance of Party A pursuant to this Agreement before 30 November of each year.

“Equipment”	shall mean any and all equipments owned by Party A or purchased by Party A from time to time, which are to be used for the purpose of provision of the Services.

1.2	The references to any laws and regulations (the “Law”) herein shall be deemed to include (1) the references to the amendments, changes, supplements and reenactments of such Law, irrespective of whether they take effect before or after the execution of this Agreement; and (2) the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3	Except as otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2 Services of Party A

2.1	In order to better operate its business, Party B whishes to engage Party A to provide the Services to it, and Party A agrees to provide such Services to Party B. Therefore, Party B appoints Party A as its exclusive provider for consulting service and other services, and Party A agrees to accept such engagement.

2.2	Party A shall provide the Services to Party B according to the terms of this Agreement, and Party B shall try its best to facilitate Party A to provide the Services.

2.3	Party A shall be equipped with various kinds of Equipment and Service Team necessary for its provision of Services and purchase, acquire new Equipment and personnel according to Party B’s Annual Business Plan and Party B’s reasonable requirement to satisfy the needs of Party A in order to provide Party B with high-quality services in accordance with this Agreement. However, from time to time, Party A may replace any member of the Service Team or change the work duties and responsibilities of any member of the Service Team at its sole discretion, provided that such replacement or change of work duties and responsibilities shall not materially adversely affect the daily business operations of Party B.

2.4	Notwithstanding the other provisions in this Agreement, Party A is entitled to appoint any third party to provide any or all Services hereunder or to perform its obligations hereunder on its behalf. Party B hereby agrees that Party A is entitled to assign its rights and obligations hereunder to any third party.

Article 3 Service Fees

3.1	In respect of the Services to be provided by Party A pursuant to this Agreement, Party B shall pay to Party A the Service Fees as follows:

3.1.1 Service Fees equivalent to ninety-five percent (95%) of the total Operating Revenue of Party B or such other amount otherwise agreed by the Parties; and

3.1.2 Services Fees otherwise confirmed by the Parties for specific technical services and consulting services provided by Party A according to Party B’s requirement from time to time.

3.2	Party B shall within three months of the end of each calendar year pay the Service Fees determined under Article 3.1 hereof into a bank account designated by Party A on a lump-sum basis. In case that Party A changes its bank account, it shall notify Party B in writing of such change seven (7) working days in advance.

3.3	The Parties agree that, in principle, the payment of said Services Fee shall not cause any difficulty to either Party’s operation of that year. For the aforesaid purposes, Party A may agree to the deferred payment of Services Fee by Party B, or upon the mutual agreement by the Parties through negotiation, Party A may adjust in writing the percentage of calculation and/or the specific amount of Services Fee payable by Party B to Party A specified in Article 3.1 above.

3.4	The Services Fee payable by Party B to Party A for the specific technical services according to Party B’s requirement from time to time shall be agreed separately in writing by the Parties based on the nature of the Services as well as the workload thereof.

Article 4 Obligations of Party B

4.1	The Services provided by Party A under this Agreement shall be exclusive. During the term of this Agreement, without prior written consent of Party A, Party B may not enter into any oral or written agreement with any third party for the purpose of engaging such third party to provide services the same as or similar to those provided by Party A hereunder.

4.2	Party B shall provide Party A with the finalized Annual Business Plan of Party B of the next year before 30 November of each year, in order to facilitate Party A to arrange plans of Services, purchase necessary software and Equipment and secure necessary personnel and technical service force accordingly. In case Party B needs Party A to purchase certain new Equipment or have additional personnel, it shall consult with Party A fifteen (15) days in advance in order to reach mutual agreement between the Parties.

4.3	In order to facilitate provision of the Services by Party A, Party B shall provide Party A with relevant materials required by Party A in an accurate and timely manner.

4.4	Party B shall pay Service Fees to Party A in time and in full according to Article 3 hereof.

4.5	Party B shall maintain its good standing and presence, develop its business, and make effort to realize the optimal results.

4.6	The Parties hereby acknowledge that, pursuant to the terms and conditions of the Equity Pledge Agreement entered into by and among the Parties and all of the registered shareholders of Party B as of the date of this Agreement (the “Existing Shareholders”), each of the Existing Shareholders has pledged the equity interests in Party B held by it to Party A as security for Party B’s performance of its obligations under this Agreement.

4.7	During the term of this Agreement, Party B agrees to cooperate with Party A and Party A’s direct or indirect parent company in the audit of related party transactions and other audits, to provide related information and materials about Party B’s business, operation, customers, finance and employees to Party A, its parent company or its authorized auditor, and agrees that Party A’s parent company may disclose such related information and materials for purpose of satisfying the regulatory requirements of the stock exchange on which Party A’s parent company is listed.

Article 5 Intellectual Property

5.1	To the extent as permitted by the then effective applicable PRC Law, intellectual property on the work products created in the course of Party A’s provision of Services and the intellectual property on the work product developed by Party B on the base of Party A’s intellectual property shall belong to Party A. Such intellectual property includes but not limited to copyright, patent, know-how, business secret and other intellectual property. In case the applicable PRC Law expressly prohibits such intellectual property from being owned by Party A, Party B shall hold such intellectual property for the benefit of Party A, and shall immediately transfer such intellectual property to Party A at the lowest price permitted by law to Party B once Party B’s ownership of intellectual property is no longer prohibited by PRC Law; if there is no requirement on the lowest price for such transfer, Party B shall transfer such intellectual property to Party A free of consideration and use its best effort to assist Party A in completing all the filing and registration procedure as required by the relevant government authorities in respect of such transfer.

5.2	For the purpose of this Agreement, Party B may use the work products created by Party A in the course of provision of Services, subject to the terms and conditions of this Agreement. However, under no circumstances shall this Agreement grant or be deemed to have granted Party B any license or right to use such work product for any other purpose.

5.3	Each Party warrants to the other Party that it will indemnify the other Party against any and all economic losses incurred by the other Party arising from its infringement of any other person’s intellectual property (including copyright, trademark, patent and know-how).

Article 6 Confidentiality

6.1	Within the term of this Agreement, all customer information (the “Customer Information”) and other related materials in connection with Party B’s Business and Services provided by Party A shall be owned by Party A.

6.2	Notwithstanding the termination of this Agreement, the Parties shall be obliged to keep in strict confidence the commercial secrets and proprietary information of the other Party acquired during the performance of this Agreement, the Customer Information jointly owned by both Parties and any unpublished information of the other Party (collectively, the “Confidential Information”). The receiving party of the Confidential Information (the “Receiving Party”) shall not disclose the Confidential Information or any part thereof to any third parties unless it obtains prior written consent of the other Party, or required by relevant laws and regulations or requirements of relevant stock exchange. The Receiving Party may not use, directly or indirectly, such Confidential Information or any part thereof for purposes other than performing its obligations under this Agreement.

6.3	The following information shall not constitute Confidential Information:

(a)	any information which, as shown by written evidence, has previously been known to the Receiving Party by way of legal means;

(b)	any information which enters the public domain other than as a result of a fault of the Receiving Party; or

(c)	any information lawfully acquired by the Receiving Party from another source subsequent to the receipt of relevant information.

6.4	The Receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals it retains, but shall secure that the above persons should be bound by this Agreement, keep the Confidential Information confidential, and use such Confidential Information merely for the purpose of performing this Agreement.

6.5	Upon termination or expiration of this Agreement, the Receiving Party of the Confidential Information shall return any and all documents, information or software containing any such Confidential Information to the original owner or provider of such Confidential Information; or with prior consent of the original owner or provider, destroy and delete all of such Confidential Information from any electronic device, and cease to use it in all circumstances.

6.6	The Parties agree that this Article shall survive the amendment, expiration or termination of this Agreement.

Article 7 Representations and Warranties

7.1	Party A hereby represents and warrants as follows:

7.1.1	it is a limited liability company duly registered and validly existing under the laws of its incorporation place with independent legal person status, and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an independent party in any lawsuits;

7.1.2	it has full corporate power and authority to execute and deliver this Agreement and all the other documents related to the transaction contemplated hereunder which are to be executed by it, and has full power and authority to consummate the transaction hereunder. This Agreement shall be lawfully and duly executed and delivered by it and shall constitute its legal, valid and binding obligations, enforceable against it pursuant to the terms hereof.

7.2	Party B hereby represents and warrants as follows:

7.2.1	it is a limited liability company duly registered and validly existing under the laws of its incorporation place with independent legal person status, and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an independent party in any lawsuits;

7.2.2	it has full corporate power and authority to execute and deliver this Agreement and all the other documents related to the transaction contemplated hereunder which are to be executed by it, and it has full power and authority to consummate the transaction contemplated hereunder. This Agreement shall be lawfully and duly executed and delivered by it and shall constitute its legal, valid and binding obligations, enforceable against it pursuant to the terms hereof;

7.2.3	as of the effectiveness of this Agreement, it has obtained complete operating permits necessary for its operations, and has full right and qualification to conduct Party B’s Business within the PRC;

7.2.4	it shall notify Party A in a timely manner any litigation and other adverse situations it is involved in, and make its best efforts to prevent further losses therefrom;

7.2.5	without written consent of Party A, Party B shall not dispose of its material assets in any form nor change its current shareholding structure;

7.2.6	it shall not enter into or consummate any transaction that may have material impact on the assets, obligations, business operation, shareholding structure of Party B, any equity interests in any third party and any other legitimate right held by Party B (except for those transactions incurred in the ordinary course of business or those transactions which have been disclosed to and approved in writing by Party A).

Article 8 Term of Agreement

8.1	This Agreement shall become effective upon duly execution by the Parties hereto, and shall remain valid until it is terminated by written agreement of the Parties hereto or by the opeartaion of then applicable PRC Law.

8.2	Each Party shall complete the approval and registration formalities for extension of its business term three (3) months before the expiry of its term of business such that the validity of this Agreement shall be maintained.

8.3	The provisions under Article 3 and Article 6 hereof shall survive the termination of this Agreement.

Article 9 Notice

9.1	Any notice, request, demand and other correspondences required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

9.2	The aforesaid notice or other correspondences shall be deemed to have been delivered upon delivery when it is transmitted by facsimile; or upon handed over to the receiver when it is delivered in person; or on the fifth (5) day after posting if delivered by mail.

Article 10 Default Liabilities

10.1	The Parties agree and confirm that, if any Party (the “Defaulting Party”) breaches substantially any of the agreements or substantially fails to perform any of the obligations hereunder, such a breach or failure shall constitute a default hereunder (the “Default”), and the non-defaulting Party shall be entitled to demand the Defaulting Party to rectify such Default or take remedial measures within a reasonable period of time. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period of time or within ten (10) days upon receipt of the written notice from the non-defaulting party, the non-defaulting party shall be entitled to decide to, at its discretion:

10.1.1	provided that the Defaulting Party is Party B, Party A shall be entitled to terminate this Agreement and require the Defaulting Party to indemnify all the damages; or

10.1.2	provided that the Defaulting Party is Party A, Party B shall be entitled to require the Defaulting Party to indemnify all the damages. However, unless otherwise provided by Law, under no circumstances shall Party B be entitled to terminate or rescind this Agreement.

10.2	Notwithstanding any other provisions herein, the validity of this Article 10 shall survive the suspension or termination of this Agreement.

Article 11 Force Majeure

11.1	In the event of earthquake, typhoon, flood, fire, war, change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement pursuant to the agreed conditions, the Party affected by such a force majeure event shall forthwith issue a notice by facsimile and, within thirty (30) days, present the documents evidencing the details of such force majeure event and the reasons for failure of or delay in its performance, and such documents shall be issued by the notary institution of the area where such force majeure event takes place. The Party affected by such a force majeure event shall take appropriate measures to mitigate or eliminate the effects resulting from such event and shall make its efforts to reassume the obligations the performance of which have been delayed or impeded by such force majeure event. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable for the economic losses suffered by the other Party resulting from the force majeure event.

Article 12 Miscellaneous Provisions

12.1	This Agreement is made in Chinese in two (2) originals with each Party holding one original.

12.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by PRC Law.

12.3	Any disputes arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules thereof, the language to be used in arbitration is Chinese and the arbitration award shall be final and binding on the Parties.

12.4	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.

12.5	No failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with law (the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial exercise of the Rights shall not preclude its exercising of such Rights in any other way and other Rights.

12.6	The headings of the Articles herein are for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

12.7	This Agreement, upon its execution, supersedes any other agreements, orally or written, between the Parties in respect of the same subject hereof, and constitutes the complete agreement between the Parties.

12.8	Each provision contained herein shall be severable and independent from other provisions, and if at any time one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

12.9	Any amendments or supplements to this Agreement shall be made in writing and shall take effect upon due execution by the Parties hereto.

12.10	Party B shall not assign any of its rights and/or obligations hereunder to any third parties without the prior written consent of Party A. Party A shall be entitled to assign any of its rights and/or obligations hereunder to any third party upon issuance of notice of such assignment to Party B and to the extent as permitted by PRC Law.

12.11	This Agreement shall be binding on the legal successors of the Parties.

12.12	The Parties undertake that they shall make their respective tax declaration and payment pursuant to Law in connection with the transaction hereunder.

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IN WITNESS HEREOF, the Parties have caused this Exclusive Consulting and Services Agreement to be executed on the date and at the place first above written.

JUMEI YOUPIN (BEIJING) SCIENCE AND TECHNOLOGY SERVICES CO., LTD.

(Company seal)

By:	/s/ Leo Ou Chen
Name:
Title:

REEMAKE MEDIA CO., LTD.

(Company seal)

By:	/s/ Leo Ou Chen
Name:
Title: